SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. 1)

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☐ Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Glen Burnie Bancorp

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 12, 2021

Dear Fellow Stockholder:

The Notice of Annual Meeting of Stockholders of Glen Burnie Bancorp (the “Company”) mailed to you late last week included a Proxy Statement with information concerning the matters to be voted on at the 2021 Annual Meeting of Stockholders to be held virtually via the Internet at www.meetingcenter.io/22000663, password - GLBZ2021, on Thursday, May 13, 2021 at 2:00 p.m., Eastern Time.

Subsequent to the printing and mailing of the Proxy Statement, the Company became aware that the information set forth in the section of the Proxy Statement titled “Voting Securities and Principal Holders Thereof” was not complete. Accompanying this letter is the corrected information to be set forth in that Section.

All other information, including the manner of voting, is as set forth in the Proxy Statement previously sent to you.

Our board of directors and management appreciate your continuing support of the Company, and we urge you to vote your shares as soon as possible.

This Proxy Supplement is being mailed on or about April 12, 2021.

Sincerely,

Chairman	President and Chief
Executive Officer

PROXY STATEMENT SUPPLEMENT

OF

GLEN BURNIE BANCORP

101 Crain Highway, S.E.

Glen Burnie, Maryland 21061

ANNUAL MEETING OF STOCKHOLDERS

May 13, 2021

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The securities entitled to vote at the Annual Meeting consist of the Company’s common stock, par value $1.00 per share (the “Common Stock”). Stockholders of record as of the close of business on March 31, 2021 (the “Record Date”) are entitled to one vote for each share then held. At the Record Date, the Company had 2,845,103 shares of Common Stock issued and outstanding. The presence, in person or by proxy, of at least a majority of the total number of shares of Common Stock outstanding and entitled to vote will be necessary to constitute a quorum at the Annual Meeting. Persons and groups beneficially owning in excess of 5% of the Common Stock are required to file certain reports with respect to such ownership pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”). The following table sets forth, as of the Record Date, certain information as to the Common Stock beneficially owned by all persons who were known to the Company to beneficially own more than 5% of the Common Stock outstanding at the Record Date.

	Amount and Nature		Percent of Shares
Name and Address	of Beneficial		of Common Stock
of Beneficial Owner	Ownership[1]		Outstanding
John E. Demyan	285,217	2	10.04%
101 Crain Highway, S.E.
Glen Burnie, Maryland 21061

Marrian K. McCormick	149,469	3	5.26%
8 Oak Lane
Glen Burnie, Maryland 21061

The Edward E. Haddock, Jr. Family Trusts II4	143,944	4	5.1%
3300 University Boulevard, Suite 218
Winter Park, Florida 32792

1Rounded to nearest whole share. For purposes of this table, a person is deemed to be the beneficial owner of any shares of Common Stock if he or she has or shares voting or investment power with respect to such Common Stock or has a right to acquire beneficial ownership at any time within 60 days from the Record Date. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares. Except as otherwise noted, ownership is direct, and the named individuals or group exercise sole voting and investment power over the shares of the Common Stock.

2Includes 284,217 shares held by Mr. Demyan individually and 1,000 shares held by Mrs. Demyan.

3Includes 1,461 shares held by Mrs. McCormick individually, 12,854 shares held by Mrs. McCormick for the benefit of minor children, 20,242 shares held by Mrs. McCormick as trustee of the McCormick Family Trust, and 114,912 shares held by Mrs. McCormick as one of the trustees for The Kuethe Family Educational Trust.

4Based on information filed by the holders with the Securities and Exchange Commission (“SEC”). These shares of Common Stock are reported as beneficially owned by The Edward E. Haddock, Jr. Family Trusts II, Edward E. Haddock, Jr. Family Foundation, The Edward E. Haddock, Jr. Sons Trusts II – Rob Haddock 678 Share Trust II, and The Edward E. Haddock, Jr. Sons Trusts II – Scott Haddock 678 Share Trust II, all of which share voting and dispositive power. Due to relationships among these reporting persons, each of the reporting persons may be deemed to be: (i) the beneficial owner of the shares directly held by the other reporting persons; and (ii) each of the reporting persons may be deemed a member of a “group” within the meaning of Section 13(d)(3) of the Exchange Act or Rule 13d-5 thereunder with one or more of the other reporting persons hereunder. Although the reporting persons reported their ownership of such securities as if they were members of a “group,” each reporting person disclaims that such reporting person is the beneficial owner of any securities other than those directly held by such reporting person.

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